CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 47 to the Registration Statement (Form N-1A Nos. 333-47011 and 811-08673) of our reports dated February 9, 2018 on the financial statements and financial highlights of Dreyfus Investment Portfolios (comprising respectively, Core Value Portfolio, MidCap Stock Portfolio, Small Cap Stock Index Portfolio and Technology Growth Portfolio) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 6, 2018